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                                  UNITED STATES
                       SECURITIES AND EXCHANAGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One): [X] Form 10-K [_]Form 20-F [_]Form 11-K [_]Form 10-Q [_]Form N-SAR

                       For Period Ended: December 31, 2001

                       [_] Transition Report on Form 10-K
                       [_] Transition Report on Form 20-F
                       [_] Transition Report on Form 11-K
                       [_] Transition Report on Form 10-Q
                       [_] Transition Report on Form N-SAR

            For the Transition Period Ended: _______________________


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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART 1 - REGISTRANT INFORMATION

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Full name of Registrant
                                  TELEMONDE INC
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Former Name if Applicable

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Address of Principal Executive Offices (Street and Number)

             230 Park Avenue, 10/th/ Floor, New York, New York 10169
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City, State and Zip Code

PART II -RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reasons described in detail in Part III of this form could not be eliminated without reasonable effort or expense.

          (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of
[X] transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

There are a number of issues on which the Company is seeking clarity, including obtaining definitive positions from third party creditors, a number of whom have been affected by the recent turmoil in the telecommunications sector. The Company believes that sufficient of these issues will be resolved within a 15 day period to enable the Report on Form 10-K to be filed by April 15, 2002.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Matt Gould              +44 20               7486 4900

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         (Name)                  (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).


                                                        [X] Yes   [_] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                        [_] Yes   [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                  TELEMONDE INC
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date   March 28, 2002               By    /s/ ADAM BISHOP

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                                          Adam Bishop
                                          President and Chief Executive Officer